Exhibit 10.1

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

by and among

MARTIN OPERATING PARTNERSHIP L.P.,

MARTIN MIDSTREAM PARTNERS L.P.,

MARTIN UNDERGROUND STORAGE, INC.

and

MARTIN RESOURCE MANAGEMENT CORPORATION

October 2, 2012

TABLE OF CONTENTS
Page
ARTICLE I

SALE AND PURCHASE OF MEMBERSHIP INTERESTS	1

1.1	Sale and Purchase of Membership Interests. 1

1.2	Purchase Price. 1

1.3	Time and Place of Closing. 1

1.4	Closing Deliveries of the Seller and the Guarantor. 2

1.5	Closing Deliveries of the Buyer and the Parent. 3
ARTICLE II

REPRESENTATIONS OF THE SELLER AND THE GUARANTOR	4

2.1	Organization. 4

2.2	Execution and Delivery. 4

2.3	Authority. 4

2.4	No Conflicts. 4

2.5	Governmental Approvals and Filings. 5

2.6	Legal Proceedings. 5

2.7	Compliance With Laws and Orders. 6

2.8	Title to Membership Interests. 6

2.9	Organization of the Company. 6

2.10	Title to Cardinal Category A Interests. 6

2.11	No Subsidiaries. 6

2.12	No Other Assets or Liabilities. 7

2.13	Compliance with Applicable Laws. 7

2.14	Tax Matters. 7

2.15	No Employees. 7

2.16	Certain Matters Relating to Cardinal. 7

2.17	Financial Projections. 9

2.18	Guarantor Financial Statements. 9
ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE BUYER AND THE PARENT	9

3.1	Organization. 9

3.2	Execution and Delivery. 10

3.3	Authority. 10

3.4	No Conflicts. 10

3.5	Governmental Approvals and Filing. 11

3.6	Private Placement. 11

3.7	Suitability. 11

3.8	Investment Intent. 11
ARTICLE IV

COVENANTS	11

4.1	Confidentiality. 11

4.2	Cooperation by the Parties. 12

4.3	Further Assurances. 13
ARTICLE V

INDEMNIFICATION	13

5.1	Indemnification by the Seller and the Guarantor. 13

5.2	Indemnification by the Buyer and the Parent. 14

5.3	Procedures for Indemnification. 14

5.4	Survival. 16

5.5	Limitations on Indemnification. 17

5.6	Inconsistent Provisions. 17

5.7	Right to Indemnification Not Affected by Knowledge. 17

5.8	SCOPE AND EXPRESS NEGLIGENCE AND STRICT LIABILITY. 17
ARTICLE VI

MISCELLANEOUS	18

6.1	Expenses. 18

6.2	Notices. 18

6.3	Amendments. 19

6.4	Waiver. 19

6.5	Headings. 19

6.6	Nonassignability. 19

6.7	Parties in Interest. 20

6.8	Counterparts. 20

6.9	Governing Law; Consent to Jurisdiction. 20

6.10	Severability. 20

6.11	Entire Agreement. 20

6.12	English Language. 21

6.13	Brokers. 21

ARTICLE VII

DEFINITIONS	21

7.1	Definitions. 21

7.2	Other Terms. 26

7.3	Other Definitional Provisions. 26

EXHIBITS
Exhibit A    Form of Assignment of Membership Interests
Exhibit B    Form of Purchase Price Reimbursement Agreement
Exhibit C    Form of MMLP Partnership Amendment

Exhibit D	Form of Second Amended and Restated Limited Liability Company Agreement of Redbird Gas Storage LLC

SCHEDULES
Disclosure Schedule

This Membership Interests Purchase Agreement (the “Agreement”), dated as of October 2, 2012, is entered into by and among Martin Operating Partnership L.P., a Delaware limited partnership (the “Buyer”), Martin Underground Storage, Inc., a Texas corporation (the “Seller”), Martin Resource Management Corporation, a Texas corporation and the parent of the Seller (the “Guarantor”), and Martin Midstream Partners L.P., a Delaware limited partnership and the parent of the Buyer (the “Parent”). Capitalized terms used herein shall have the meanings set forth in Article VII.
WHEREAS, the Buyer and the Seller are the sole members of Redbird Gas Storage LLC, a Delaware limited liability company (the “Company”);
WHEREAS, the Seller owns 89.2552% of Class A Membership Interests in the Company (the “Class A Interests”) and the Buyer owns 10.7448% of the Class A Interests and 100% of the Class B Membership Interests in the Company (the “Class B Interests”); and
WHEREAS, the Seller desires to sell all of its Class A Interests in the Company (the “Membership Interests”) to the Buyer, and the Buyer desires to purchase the Membership Interests from the Seller, for the consideration and on the terms and conditions set forth in this Agreement.
NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the Seller, the Buyer, the Guarantor and the Parent agree as follows:

ARTICLE I
SALE AND PURCHASE OF MEMBERSHIP INTERESTS
1.1    Sale and Purchase of Membership Interests.
Upon the terms and subject to the conditions contained in this Agreement, at the Closing but effective as of the Effective Time, the Seller shall sell, transfer, assign, convey and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller, the Membership Interests, free and clear of all Liens except Permitted Liens.
1.2    Purchase Price.
The aggregate purchase price for the Membership Interests shall be One Hundred Fifty Million Dollars ($150,000,000) (the “Purchase Price”).
1.3    Time and Place of Closing.
The closing of the transactions described in this Article I (the “Closing”) shall take place at the offices of Strasburger & Price, L.L.P., located at 1401 McKinney, Suite 2200, Houston, Texas 77010, at 8:00 A.M. Central Time, on October 2, 2012, or at such other place or time as the Parties may agree. The date upon which the Closing actually occurs is hereinafter referred to as the “Closing Date.” Subject to the occurrence of the Closing, all transactions hereunder shall be deemed to have occurred as of 12:01 A.M. Central Time, on October 1, 2012 (the “Effective Time”).
1.4    Closing Deliveries of the Seller and the Guarantor.
At the Closing, the Guarantor or the Seller, as applicable, shall execute and deliver, or cause to be executed and delivered, to the Parent and the Buyer, as applicable:
(a)    the Seller shall execute and deliver to the Buyer an Assignment of Membership Interests, conveying and transferring to the Buyer all its right, title and interest in and to the Membership Interests, free and clear of all Liens, other than Permitted Liens, which shall be substantially in the form attached as Exhibit A hereto (the “Assignment of Membership Interests”);
(b)    the Seller shall execute and deliver to the Buyer and the Parent a certificate of the Secretary of the Seller (i) certifying the due adoption and text of resolutions of the directors and stockholders of the Seller authorizing (A) the sale of the Membership Interests by the Seller, and (B) the execution, delivery and performance of this Agreement and all Related Agreements by the Seller, and certifying that such resolutions have not been amended or rescinded and remain in full force and effect, and (ii) attaching certificates issued by the appropriate Governmental or Regulatory Authorities in the Seller’s jurisdiction of incorporation, certifying the valid existence and good standing of the Seller;
(c)    the Guarantor shall execute and deliver to the Buyer and the Parent that certain Purchase Price Reimbursement Agreement, which shall be substantially in the form attached as Exhibit B hereto (the “Purchase Price Reimbursement Agreement”);
(d)    the Guarantor shall execute and deliver to the Buyer and the Parent a certificate of the Secretary of the Guarantor (i) certifying the due adoption and text of resolutions of the directors of the Guarantor authorizing the execution, delivery and performance of this Agreement and all Related Agreements by the Guarantor, and certifying that such resolutions have not been amended or rescinded and remain in full force and effect, and (ii) attaching certificates issued by the appropriate Governmental or Regulatory Authorities in the Guarantor’s jurisdiction of incorporation, certifying the valid existence and good standing of the Guarantor;
(e)    the Seller shall deliver to the Buyer any Books and Records relating to Membership Interests; and
(f)    the Guarantor shall deliver evidence to the reasonable satisfaction of the Buyer and the Parent that that certain lawsuit currently pending in the 157th Harris County Judicial District Court of Texas styled Cause No. 2008‑53948, Scott D. Martin, et al vs. Martin Resource Management Corporation, et al is being settled on or about the Closing Date and that the terms of the settlement include releases of such parties, and in such form, as is reasonable acceptable to the Conflicts Committee of the board of directors of the general partner of the Parent.
1.5    Closing Deliveries of the Buyer and the Parent.
At the Closing, the Buyer and the Parent, as applicable, shall deliver or shall execute and deliver, or cause to be executed and delivered, to the Guarantor and the Seller, as applicable:
(a)    the Buyer shall deliver the Purchase Price to the Seller by wire transfer of immediately available U.S. federal funds to an account specified by the Seller;
(b)    the Buyer shall execute and deliver to the Seller the Assignment of Membership Interests;
(c)    the Parent shall cause Martin Midstream GP LLC, the general Partner of Parent, to execute and deliver to the Seller and the Guarantor that certain Amendment No. 3 to Second Amended and Restated Agreement of Limited Partnership of the Parent, which shall be substantially in the form attached as Exhibit C hereto (the “MMLP Partnership Amendment”) and cause the MMLP Partnership Amendment to be filed as an exhibit to the appropriate filing to be made by the Parent with respect to the transactions contemplated by this Agreement;
(d)    the Buyer shall deliver to the Seller a copy of the executed Second Amended and Restated Limited Liability Company Agreement of Redbird Gas Storage LLC, which shall be substantially in the form attached as Exhibit D hereto (the “Second Amended LLC Agreement”);
(e)    the Buyer shall execute and deliver to the Guarantor the Purchase Price Reimbursement Agreement;
(f)    the Buyer shall execute and deliver to the Seller and the Guarantor a certificate of the Secretary of the general partner of the Buyer (i) certifying the due adoption and text of the resolutions of the applicable managers, directors and equity holders of the Buyer authorizing (A) the purchase of the Membership Interests by the Buyer, and (B) the execution, delivery and performance of this Agreement and all Related Agreements by the Buyer, and certifying that such resolutions have not been amended or rescinded and remain in full force and effect, and (ii) attaching certificates issued by the appropriate Governmental or Regulatory Authorities in the Buyer’s jurisdiction of incorporation, certifying the valid existence of the Buyer; and
(g)    the Parent shall execute and deliver to the Seller and the Guarantor a certificate of the Secretary of the general partner of the Parent (i) certifying the due adoption and text of the resolutions of the applicable managers, directors and equity holders of the Parent authorizing the execution, delivery and performance of this Agreement and all Related Agreements by the Parent, and certifying that such resolutions have not been amended or rescinded and remain in full force and effect (the Seller acknowledging that the unitholders of the Parent do not need to authorize the transaction), and (ii) attaching certificates issued by the appropriate Governmental or Regulatory Authorities in the Parent’s jurisdiction of incorporation, certifying the valid existence of the Parent.

ARTICLE II
REPRESENTATIONS OF THE SELLER AND THE GUARANTOR
In order to induce the Parent and the Buyer to enter into this Agreement, the Seller and the Guarantor, jointly and severally, hereby make the representations and warranties set forth below. The Guarantor and the Seller have delivered to the Parent and the Buyer the Disclosure Schedule on the date of this Agreement. The disclosures in the Disclosure Schedule relate only to the representations and warranties in the section of this Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. Except as expressly set forth in those sections of the Disclosure Schedule corresponding to the sections below:
2.1    Organization.
Each of the Seller and the Guarantor is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Each of the Seller and the Guarantor has full power, authority and capacity to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
2.2    Execution and Delivery.
The execution, delivery and performance of this Agreement and the Related Agreements by each of the Seller and the Guarantor, as applicable, and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of the Seller and the Guarantor, and no other corporate action on the part of the Seller or the Guarantor is necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements by the Seller and the Guarantor, as applicable, and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Seller and the Guarantor and constitutes, and upon the execution and delivery by the Seller and the Guarantor, as applicable, of the Related Agreements, the Related Agreements will constitute, the legal, valid and binding obligations of the Seller and the Guarantor, as the case may be, enforceable against the Seller and the Guarantor in accordance with their terms, assuming valid execution and delivery of this Agreement and the Related Agreements by the other parties thereto, and except as enforceability may be limited by bankruptcy, insolvency, reorganizations, moratorium or other Laws affecting creditors’ rights generally.
2.3    Authority.
The Seller and the Guarantor each have full power and authority to conduct the business thereof as and to the extent now conducted and to own, use and lease its Assets and Properties.
2.4    No Conflicts.
The execution and delivery by the Seller and the Guarantor of this Agreement and the Related Agreements, the performance of their respective obligations under this Agreement and such Related Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not:
(h)    conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of the Seller, the Company or the Guarantor;
(i)    conflict with or result in a violation or breach of any term or provision of any License, Law or Order applicable to the Seller, the Guarantor or the Membership Interests;
(j)    (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Seller, the Company or the Guarantor to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon the Seller or the Membership Interests under any Contract or License to which the Seller, the Company or the Guarantor is a party or by which any of the Seller’s, the Company’s or the Guarantor’s Assets or Properties are bound; or
(k)    conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Cardinal Organization Documents.
2.5    Governmental Approvals and Filings.
No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Seller or the Guarantor is required in connection with the execution, delivery and performance of this Agreement or any of the Related Agreements or the consummation of the transactions contemplated hereby or thereby which have not been obtained.
2.6    Legal Proceedings.
(a)    There are no Actions or Proceedings pending or, to the Knowledge of the Seller, threatened against, relating to or affecting the Seller or, to the Knowledge of Seller, any other Person that relate to the Membership Interests.
(b)    To the Knowledge of the Seller, there are no Claims or facts, conditions or circumstances that could reasonably be expected to give rise to any Action or Proceeding that would be required to be disclosed pursuant to clause (a) above.
(c)    There are no Orders outstanding against the Seller that provide for injunctive relief, or with respect to monetary damages, exceed $25,000, and that relate to the Membership Interests.
2.7    Compliance With Laws and Orders.
The Seller has owned the Membership Interests in compliance in all material respects with applicable Law. As it relates to the Membership Interests, the Seller is not, in violation of or in default under any Law or Order.
2.8    Title to Membership Interests.
The Seller owns all right, title and interest in and to the Membership Interests and is currently duly admitted as a Class A Member (as that term is defined the LLC Agreement) of the Company in accordance with the terms of the LLC Agreement. The Membership Interests consist of Class A Interests representing 89.2552% of all outstanding Class A Interests in the Company. All of the Membership Interests are duly authorized, validly issued and outstanding and fully paid, and were issued free of any preemptive rights in compliance with the LLC Agreement and Applicable Law. As a result of the Closing, the Buyer will acquire good and valid title to all of the Membership Interests, free and clear of all Liens other than Permitted Liens (none of which restrict or limit the ability of the Seller to sell the Membership Interests to the Buyer hereunder except for such restrictions or limitations as have been addressed by the Assignment of Membership Interests). No certificate has ever been issued representing the Membership Interests.
2.9    Organization of the Company.
(a)    The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite limited liability company power and authority, as applicable, to own the Cardinal Category A Interests.
(b)    The Company is duly licensed or qualified in each jurisdiction in which the ownership or operation of its Assets and Properties or the character of its activities is such as to require it to be so licensed or qualified except where the failure to be so licensed or qualified would not have a Material Adverse Effect.
2.10    Title to Cardinal Category A Interests.
The Company has good and valid title to the Cardinal Category A Interests, free and clear of all Liens other than Permitted Liens (none of which restrict the ability of the Seller to sell the Membership Interests to the Buyer hereunder except for such restrictions or limitations as have been addressed by the Assignment of Membership Interests).
2.11    No Subsidiaries.
The Company does not directly or indirectly own any equity interests in any Person other than the Cardinal Category A Interests.
2.12    No Other Assets or Liabilities.
Other than the Cardinal Category A Interests, the Company does not own, and has never owned, any other material assets, does not, and except under the Cardinal LLC Agreement has never had, any Liabilities and does not operate, and has never operated, a business.
2.13    Compliance with Applicable Laws.
The Company (a) is, and has been at all times since its formation, in compliance with all Laws in all material respects, and (b) has not received any written notice of any violation of or is under investigation with respect to or has been, to the Seller’s Knowledge, threatened to be charged in any material respect with any violation of any Law.
2.14    Tax Matters.
(a)    All Tax Returns required to be filed by the Company or on its behalf have been filed on or before the due date for such Tax Returns (taking into account all extensions of due dates), and all such Tax Returns and the information and data contained therein have been properly and accurately compiled and completed in all material respects, and reflect all liabilities for Taxes for the periods covered by such Tax Returns. All Taxes of the Company that have become due and payable (whether or not shown on any Tax Return) have been paid.
(b)    The Company is and at all times prior to the Closing Date has been classified as a partnership for U.S. federal income tax purposes (and state, local and foreign income tax purposes where applicable), and no election has been or will be made prior to the Closing Date under Treasury Regulations Section 301.7701-3(c) with respect to the Company changing its classification to an association taxable as a corporation.
(c)    Assuming the business and assets of Cardinal and of the Company are operated consistent with current practice, more than 90% of all of the income generated by the Membership Interest will be “qualifying income” as defined in Section 7704 of the Code.
2.15    No Employees.
The Company (a) has no employees, and (b) does not maintain, contribute nor is subject to any liability in respect of employee benefit or welfare plan of any nature, including plans subject to the Employee Retirement Income Security Act of 1974, as amended.
2.16    Certain Matters Relating to Cardinal.
(a)    The Seller has delivered to the Buyer (i) the audited financial statements of Cardinal for the year ended December 31, 2011, and (ii) the unaudited monthly financial statements for Cardinal for each of the months January 2012 through July 2012 that are contained in the partner reporting package prepared by the management of Cardinal and delivered to the Seller.
(b)    To the Seller’s Knowledge, since July 31, 2012, there has not been any change, event or development which, individually or together with other such events, could reasonably be expected to have a Material Adverse Effect on Cardinal.
(c)    Since July 31, 2012, (i) Cardinal has not made any distributions to the Company, and (ii) no Board or Category A Member (as such terms are defined in the Cardinal LLC Agreement) actions have been taken. No Disputed Matter or Deadlock (as such terms are defined in the Cardinal LLC Agreement) currently exists nor, to the Knowledge of the Seller, are there any conditions or circumstances that could reasonably be expected to give rise to a disputed Matter or Deadlock.
(d)    The Seller has delivered to the Buyer a true and complete copy of the current Annual Plan of Cardinal as approved under Section 5.9 of the Cardinal LLC Agreement and provided to the Seller by Cardinal management.
(e)    Section 2.16(e) of the Disclosure Statement sets forth the Percentage Interest (as defined in the Cardinal LLC Agreement) of Cardinal owned by the Company. The Company and its predecessors in interest have made all capital contributions to Cardinal that they have been required to make. Except for distributions under Section 3.3(c) or Section 4.3(a) of the Cardinal LLC Agreement, neither the Company nor any of its predecessors in interest has received any distributions from Cardinal in excess of such Person’s Percentage Interest in Cardinal in any material respect.
(f)    Section 2.16(f) of the Disclosure Schedule sets forth a list of all Cardinal Organizational Documents. True and complete copies of all such Cardinal Organizational Documents have been delivered to the Buyer.
(g)    Section 2.16(g) of the Disclosure Schedule contains a list of certain customer and project finance contracts of Cardinal. To the Knowledge of the Seller, neither Cardinal nor any other party to any such contract is in default under such contract in any material respect.
(h)    To the Knowledge of the Seller:
i)    The current operations of Cardinal are in compliance with all Environmental Laws in all material respects;

ii)    Cardinal has applied for and received all Environmental Permits required to operate its properties as currently operated, such Environmental Permits are valid and in effect and Cardinal is in compliance with such Environmental Permits in all material respects; and

iii)    Cardinal has not been identified by EPA or similar state authority as a potentially responsible party under CERCLA or any similar or analogous state law with respect to any site.

2.17    Financial Projections.
The financial projections of the Company prepared by the Company or the Guarantor and delivered to Simmons & Company International were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in the opinion of the Company or the Guarantor, as the case may be, in light of the conditions existing at the time of delivery of such projections, and represented, at the time of delivery, the Company’s or the Guarantor’s reasonable estimate, as the case may be, of the Company’s future financial condition and performance under a range of possible outcomes. To the extent such projections included financial information and projections provided to the Company by Cardinal, neither the Company nor the Guarantor makes any representation or warranty as to the accuracy of the information or projections provided by Cardinal.
2.18    Guarantor Financial Statements.
(a)    True and complete copies of the following financial statements of the Guarantor have been delivered to the Seller: (i) an audited balance sheet as of, and audited statements of income, cash flow and stockholders’ equity of the Guarantor for the year ended December 31, 2011 and (ii) an unaudited balance sheet as of, and unaudited statements of income and stockholders’ equity of the Guarantor for the seven months ended July 31, 2012 (collectively, the “Guarantor Financial Statements”).
(b)    The Guarantor Financial Statements (i) are true, accurate, correct and complete and in all material respects in accordance with the books and records of the Guarantor, (ii) represent bona fide transactions effected in the ordinary course of business, and (iii) have been prepared in accordance with GAAP and fairly present in all material respects the financial condition and results of operations of the Guarantor as of the respective dates thereof and for the respective periods covered thereby, subject in the case of the unaudited Guarantor Financial Statements to normal year end adjustments and accruals none of which would be material.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE BUYER AND THE PARENT
In order to induce the Guarantor and the Seller to enter into this Agreement, the Buyer and the Parent, hereby, jointly and severally, make the representations and warranties set forth below. The Parent and the Buyer have delivered to the Guarantor and the Seller the Disclosure Schedule on the date of this Agreement. The disclosures in the Disclosure Schedule relate only to the representations and warranties in the section of this Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. Except as set forth in those sections of the Disclosure Schedule corresponding to the sections below:

3.1    Organization.
Each of the Buyer and the Parent is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Buyer and the Parent has full power, authority and capacity to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
3.2    Execution and Delivery.
The execution, delivery and performance of this Agreement and the Related Agreements by each of the Buyer and the Parent, as applicable, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by the general partner of the Buyer and the Parent, and no other action on the part of the Buyer or the Parent is necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements by the Buyer and the Parent, as applicable, and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Buyer and the Parent and constitutes, and upon the execution and delivery by the Buyer and the Parent, as applicable, of the Related Agreements, the Related Agreements will constitute, legal, valid and binding obligations of the Buyer and the Parent, as the case may be, enforceable against the Buyer and the Parent in accordance with their terms, assuming valid execution and delivery of this Agreement and the Related Agreements by the other parties thereto, and except as enforceability may be limited by bankruptcy, insolvency, reorganizations, moratorium or other Laws affecting creditors’ rights generally.
3.3    Authority.
The Parent and the Buyer each have full power and authority to conduct the business thereof as and to the extent now conducted and to own, use and lease its Assets and Properties.
3.4    No Conflicts.
The execution and delivery by the Parent and the Buyer of this Agreement and the Related Agreements, the performance of their respective obligations under this Agreement and such Related Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not:
(a)    conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of the Parent or the Buyer;
(b)    conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Parent or the Buyer or any of their respective Assets or Properties; or
(c)    (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Parent or the Buyer to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon the Parent or the Buyer or any of its Assets or Properties under any Contract or License to which the Buyer is a party or by which any of the Parent’s or the Buyer’s Assets or Properties are bound.
3.5    Governmental Approvals and Filing.
No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Buyer or the Parent is required in connection with the execution, delivery and performance of this Agreement or any of the Related Agreements or the consummation of the transactions contemplated hereby or thereby.
3.6    Private Placement.
The Buyer acknowledges and understands that (a) the Membership Interests being transferred under this Agreement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and the Membership Interests are sold in reliance on exemptions from the registration requirements of the Securities Act and such laws; (b) the Membership Interests have not been approved or disapproved by the Securities and Exchange Commission, any state securities commission, or any other regulatory authority nor have any of the foregoing authorities passed upon or endorsed the merits of the Membership Interests or the accuracy or adequacy of any information provided to the Buyer; and (c) any representation to the contrary is unlawful. The Buyer recognizes and acknowledges that the reliance by the Seller, and its directors, officers, and affiliates upon such exemptions from registration are, in part, based upon the accuracy of the representations and warranties made by the Buyer in this Agreement.
3.7    Suitability.
The Buyer is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act, is capable of evaluating the merits and risks of purchasing the Membership Interests, and has knowledge and experience in financial and business matters in general and in evaluating the types of transactions contemplated by this Agreement.
3.8    Investment Intent.
The Buyer understands that the Membership Interests have not been registered under the Securities Act, and the Buyer is acquiring the Membership Interests solely for the purpose of investment, for its own account, and not with a view to any distribution thereof within the meaning of Section 2(11) of the Securities Act.

ARTICLE IV
COVENANTS
4.1    Confidentiality.
Each of the Parties agrees that it shall, and shall cause its Subsidiaries and the officers, employees and authorized representatives of each of them to, hold in strict confidence all confidential data and information obtained by them from the other Parties (unless such information is required, in legal counsel’s written opinion, to be disclosed in any Actions or Proceedings) and shall not, and shall ensure that such Subsidiaries, directors, officers, employees and authorized representatives do not, except as required by The Nasdaq Global Select Market, the Securities and Exchange Commission or by Law (in legal counsel’s written opinion), disclose such information to others without the prior written consent of the Party from which such data or information was obtained. The restrictions provided for in the immediately preceding sentence shall not, however, apply to any such data or information obtained by a Party (the “Receiving Party”) from another Party (the “Disclosing Party”) which (a) at the time it was received by the Receiving Party was in the public knowledge, or (b) after being received by the Receiving Party became part of the public knowledge through no fault of the Receiving Party.
4.2    Cooperation by the Parties.
(l)    Access to Records. The Parties acknowledge and agree that after the Closing, the Guarantor and the Seller or their respective successors may need access to information or documents in the control or possession of the Parent and the Buyer for the purpose of preparing or filing Tax Returns. The Parent and the Buyer shall reasonably cooperate in connection with, and, during normal business hours, make available for inspection and copying by, the Guarantor and the Seller or their respective successors or representatives, upon prior written request and at their sole cost and expense, such records and files of the Guarantor or the Seller reasonably necessary to facilitate the purposes of the preceding sentence; provided, however, that the Parent and the Buyer shall be entitled to require the Guarantor and the Seller, its successors and representatives to execute and deliver reasonable confidentiality agreements in favor of the Buyer with respect to such records and files and any other information delivered to such Persons pursuant to this Section 4.2(a).
(m)    Cooperation with Respect to Examinations and Controversies. The Parent, the Buyer, the Guarantor and the Seller shall use all reasonable efforts to cooperate with each other and their respective representatives, in a prompt and timely manner, in conjunction with any inquiry, audit, examination, investigation, dispute or litigation involving any Tax Return (collectively, the “Tax Disputes”) relating to the Membership Interests and relating to any federal, state or local Taxes (i) filed or required to be filed by or for the Guarantor or the Seller for any taxable period beginning before the Closing Date, or (ii) filed or required to be filed by or for the Parent or the Buyer for any taxable period ending after the Closing Date. Notwithstanding anything to the contrary herein, the Seller shall retain control of any Tax Dispute to the extent such Tax Dispute arises out of or is related to events or circumstances prior to the Closing, and the Buyer shall retain control of any Tax Dispute to the extent such Tax Dispute arises out of or is related to events or circumstances after the Closing. Such cooperation shall include, but not be limited to, making available to one another during normal business hours, and within ten days of any reasonable request therefor, all books, records and information, and the assistance of all officers and employees, reasonably required in connection with any Tax inquiry, audit, examination, investigation, dispute, litigation or any other matter. The Parties agree to conduct any investigation or examination hereunder without causing any material interference or disruption of the operations of the business of any other Party or their Affiliates. The Seller will retain, until the expiration of the applicable statutes of limitation (including any extensions thereof) copies of all Tax Returns, supporting work schedules and other records relating to Taxes for all taxable years or periods (or portions thereof) ending on or prior to the Closing Date.
4.3    Further Assurances.
(d)    After the Closing, the Seller and the Guarantor shall from time to time, at the Buyer’s or the Parent’s request and without further cost or expense to the Buyer or the Parent, execute and deliver to the Buyer or the Parent, as the case may be, such other documents and take such other action as the Buyer or the Parent may reasonably request so as more effectively to consummate the transactions contemplated by this Agreement.
(e)    After the Closing, the Buyer and the Parent shall from time to time, at the Seller’s or the Guarantor’s request and without further cost or expense to the Seller or the Guarantor, execute and deliver to the Seller or the Guarantor, as the case may be, such other documents and take such other action as the Seller or the Guarantor, as the case may be, may reasonably request so as more effectively to consummate the transactions contemplated by this Agreement.
ARTICLE V
INDEMNIFICATION
5.1    Indemnification by the Seller and the Guarantor.
Solely for the purpose of indemnification under this Section 5.1, the representations and warranties of the Seller and the Guarantor in this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect qualifiers. Subject to the other provisions of this Article V, from and after the Closing Date, the Seller and the Guarantor, jointly and severally, hereby agree to indemnify, defend and hold harmless the Buyer and the Parent and their respective Subsidiaries, managers, directors, officers, members, shareholders, employees and agents (the “Buyer Indemnitees”) from and against, and shall reimburse the Buyer Indemnitees for, any and all Losses, including without limitation any Losses arising out of the strict liability of any Person, paid, imposed on or incurred by the Buyer Indemnitees, directly or indirectly, resulting from, caused by, arising out of, or in any way relating to and with respect to any of, or any allegation of the following:
(n)    any breach of or inaccuracy in any representation or warranty on the part of the Seller or the Guarantor under this Agreement (including the Disclosure Schedule) or any Related Agreement furnished or to be furnished to the Buyer or the Parent by the Seller or the Guarantor;
(o)    any non-fulfillment of any indemnity, covenant or agreement on the part of the Seller or the Guarantor under this Agreement or any Related Agreement; and
(p)    the Pre-Closing Liabilities.
It shall not be necessary for Losses to be suffered as a result of or in connection with actions taken, made or threatened by any claimant or Governmental or Regulatory Authority for such Losses to be indemnifiable under this Article V.
5.2    Indemnification by the Buyer and the Parent.
Solely for the purpose of indemnification under this Section 5.2, the representations and warranties of the Buyer and the Parent in this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect qualifiers. Subject to the other provisions of this Article V, from and after the Closing Date, the Buyer and the Parent, jointly and severally, hereby agree to indemnify, defend and hold harmless the Guarantor and the Seller and their respective Subsidiaries, managers, directors, officers, members, shareholders, employees and agents (the “Seller Indemnitees”) from and against, and shall reimburse the Seller Indemnitees for, any and all Losses, including without limitation any Losses arising out of the strict liability of any Person, paid, imposed on or incurred by the Seller Indemnitees, directly or indirectly, resulting from, caused by, arising out of, or in any way relating to and with respect to any of, or any allegation of the following:
(f)    any breach of or inaccuracy in any representation or warranty on the part of the Parent or the Buyer under this Agreement (including the Disclosure Schedule) or any Related Agreement furnished or to be furnished to the Seller or the Guarantor by the Buyer or the Parent;
(g)    any non-fulfillment of any indemnity, covenant or agreement on the part of the Parent or the Buyer under this Agreement or any Related Agreements; and
(h)    the Post-Closing Liabilities.
5.3    Procedures for Indemnification.
(d)    If there occurs an event that a Party asserts is an indemnifiable event pursuant to Section 5.1 or 5.2, the Party seeking indemnification (the “Indemnitee”) shall promptly provide notice (the “Notice of Claim”) to the other Party or Parties obligated to provide indemnification (the “Indemnifying Party”). Providing the Notice of Claim shall be a condition precedent to any Liability of the Indemnifying Party hereunder, and the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder but only if and to the extent that such failure materially prejudices the Indemnifying Party hereunder. In case any such action shall be brought against any Indemnitee and it shall provide a Notice of Claim to the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnitee and, after notice from the Indemnifying Party to such Indemnitee of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnitee hereunder for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by the Indemnitee, in connection with the defense thereof other than reasonable costs of investigation; provided, however, that if the Indemnitee reasonably believes that counsel for the Indemnifying Party cannot represent both the Indemnitee and the Indemnifying Party because such representation would be reasonably likely to result in a conflict of interest, then the Indemnitee shall have the right to defend, at the sole cost and expense of the Indemnifying Party, such action by all appropriate proceedings. The Indemnitee agrees to reasonably cooperate with the Indemnifying Party and its counsel in the defense against any such asserted liability. In any event, the Indemnitee shall have the right to participate at its own expense in the defense of such asserted liability. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the written consent of each Indemnitee, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the release of the Indemnitee from all Liability in respect to such claim or litigation or that does not solely require the payment of money damages by the Indemnifying Person. The Indemnifying Party agrees to afford the Indemnitee and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including any Governmental or Regulatory Authority, asserting any Claim against the Indemnitee or conferences with representatives of or counsel for such Persons. In no event shall the Indemnifying Party, without the written consent of the Indemnitee, settle any Claim on terms that provide for (i) a criminal sanction against the Indemnitee or (ii) injunctive relief affecting the Indemnitee.
(e)    Upon receipt of a Notice of Claim, the Indemnifying Party shall have 20 calendar days (or such shorter period as may be appropriate under the circumstances) to contest its indemnification obligation with respect to such claim, or the amount thereof, by written notice to the Indemnitee (the “Contest Notice”); provided, however, that if, at the time a Notice of Claim is submitted to the Indemnifying Party the amount of the Loss in respect thereof has not yet been determined, such 20 day period in respect of, but only in respect of the amount of the Loss, shall not commence until a further written notice (the “Notice of Liability”) has been sent or delivered by the Indemnitee to the Indemnifying Party setting forth the amount of the Loss incurred by the Indemnitee that was the subject of the earlier Notice of Claim. Such Contest Notice shall specify the reasons or bases for the objection of the Indemnifying Party to the claim, and if the objection relates to the amount of the Loss asserted, the amount, if any, that the Indemnifying Party believes is due the Indemnitee, and any undisputed amount shall be promptly paid over to the Indemnitee. If no such Contest Notice is given within such 20 day period, the obligation of the Indemnifying Party to pay the Indemnitee the amount of the Loss set forth in the Notice of Claim, or subsequent Notice of Liability, shall be deemed established and accepted by the Indemnifying Party.
(f)    If the Indemnifying Party fails to assume the defense of such Claim or, having assumed the defense and settlement of such Claim, fails reasonably to contest such Claim in good faith, the Indemnitee, without waiving its right to indemnification, may assume, at the cost of the Indemnifying Party, the defense and settlement of such Claim; provided, however, that (i) the Indemnifying Party shall be permitted to join in the defense and settlement of such Claim and to employ counsel at its own expense, (ii) the Indemnifying Party shall cooperate with the Indemnitee in the defense and settlement of such Claim in any manner reasonably requested by the Indemnitee and (iii) the Indemnitee shall not settle such Claim without soliciting the views of the Indemnifying Party and giving them due consideration.
(g)    The Indemnifying Party shall make any payment required to be made under this Article in cash and on demand. Any payments required to be paid by an Indemnifying Party under this Article that are not paid within five business days of the date on which such obligation becomes final shall thereafter be deemed delinquent, and the Indemnifying Party shall pay to the Indemnitee, immediately upon demand, interest at the rate of 10% per annum, not to exceed the maximum nonusurious rate allowed by applicable Law, from the date such payment becomes delinquent to the date of payment of such delinquent sums, which interest shall be considered to be Losses of the Indemnitee.
5.4    Survival.
(a)    The liability of the Seller and the Guarantor for their indemnification obligations arising under Section 5.1 shall be limited to claims for indemnification for which a Buyer Indemnitee delivers written notice to the Seller or the Guarantor on or before the 12 month anniversary of the Closing Date; provided, however, that any indemnification obligation relating to (i) Sections 2.2, 2.3, 2.8, and 6.13 and any claim with respect to Pre-Closing Liabilities shall be limited to the applicable statute of limitation, (ii) Section 2.14 shall be limited to claims for which a Buyer Indemnitee delivers written notice to the Seller or the Guarantor on or before the 30 month anniversary date of the Closing Date, and (iii) the non-fulfillment of any covenant or agreement shall be limited to claims for which a Buyer Indemnitee delivers written notice to the Seller or the Guarantor on or before the date at which performance of the covenant is no longer required.
(b)    The liability of the Buyer and the Parent for their indemnification obligations arising under Section 5.2 shall be limited to claims for which a Seller Indemnitee delivers written notice to the Buyer or the Parent on or before the 12 month anniversary of the Closing Date; provided, however, that any indemnification obligation relating to (i) Sections 3.2, 3.3 and 6.13 and any claim with respect to Post-Closing Liabilities shall be limited to the applicable statute of limitation, and (ii) the non-fulfillment of any covenant or agreement shall be limited to claims for which a Seller Indemnitee delivers written notice to the Buyer or the Parent on or before the date at which performance of the covenant is no longer required.
(c)    Notwithstanding the foregoing Sections 5.4(a) and 5.4(b), any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from an Indemnified Party to an Indemnifying Party prior to the appropriate date required for notice set forth in such Sections shall not thereafter be barred and such claims shall survive until finally resolved.
(d)    All covenants and agreements contained in this Agreement shall survive for the applicable period required for their performance.
5.5    Limitations on Indemnification.
No Indemnifying Party hereto shall have any liability with respect to, or obligation to indemnify for, Losses under Article V hereof unless the aggregate amount of Losses for which such Indemnifying Party would, but for the provisions of this Section 5.5, be liable exceeds, on an aggregate basis, One Million Five Hundred Thousand Dollars ($1,500,000), it being agreed that in such event the Indemnifying Party’s obligations under Article V hereof will take such threshold into account as a deductible and the Indemnitee will be entitled to receive only the amount of such Losses in excess of such threshold; provided, however, that such threshold shall not apply to Losses related to any of the matters described in Sections 2.2, 2.3, 2.8, 2.14, 3.2, 3.3, 5.1(b), 5.2(b) and 6.13 hereof or to Pre-Closing Liabilities and Post-Closing Liabilities. The maximum indemnification liability of the Seller and the Guarantor, on the one hand, and of the Parent and the Buyer, on the other hand, shall not exceed Ten Million Dollars ($10,000,000); provided, however, that such limitation shall not apply to any breaches asserted with respect to Sections 2.2, 2.3, 2.8, 3.2 or 3.3, in which case the maximum indemnification liability of the Seller and the Guarantor, on the one hand, and the Parent and the Buyer, on the other hand, shall not exceed the Purchase Price. Notwithstanding the foregoing, nothing in this Agreement will relieve any Party from liability for fraud or any willful breach of this Agreement of any or willful misrepresentation herein.
5.6    Inconsistent Provisions.
The provisions of this Article shall govern and control over any inconsistent provisions of this Agreement or the Related Agreements.
5.7    Right to Indemnification Not Affected by Knowledge.
The right to indemnification in accordance with the provisions of this Article will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or obligation set forth in this Agreement or any Related Agreement.
5.8    SCOPE AND EXPRESS NEGLIGENCE AND STRICT LIABILITY.
THE INDEMNITIES HEREIN ARE INDEPENDENT OF, AND WILL NOT BE LIMITED BY, EACH OTHER OR THE COMPARATIVE NEGLIGENCE LAWS OF THE STATE OF TEXAS.
THE FOREGOING INDEMNITIES SET FORTH IN THIS ARTICLE ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF, NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, JOINT, CONCURRENT, COMPARATIVE, ACTIVE OR PASSIVE OR OTHER FAULT OR STRICT LIABILITY OF ANY INDEMNIFIED PARTY. WHILE THE PARTIES HERETO ACKNOWLEDGE THAT THE INDEMNITIES SET FORTH HEREIN MAY RESULT IN THE INDEMNIFICATION OF A PARTY FOR ITS SIMPLE NEGLIGENCE, IN NO EVENT WILL THESE INDEMNITIES REQUIRE ONE PARTY TO INDEMNIFY, DEFEND OR HOLD THE OTHER PARTY HARMLESS FOR SUCH OTHER PARTY’S GROSS NEGLIGENCE, ITS WANTON AND WILLFUL MISCONDUCT, OR FRAUD.
ARTICLE VI
MISCELLANEOUS
6.1    Expenses.
Whether or not the transactions contemplated hereby are consummated, all costs and expenses (including, without limitation, the fees and expenses of investment bankers, attorneys and accountants) incurred in connection with this Agreement and the Related Agreement and the transactions contemplated hereby and thereby shall be borne by the Party incurring such costs and expenses.
6.2    Notices.
All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given, if given) by hand delivery, telecopy or mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:
(h)    If to the Buyer or the Parent to:
Martin Midstream Partners L.P.
4200 Stone Road
Kilgore, Texas 75662
Attention:    Chris Booth
Telephone:    (903) 983-6200
Telecopy:    (903) 983-6262
with a copy to:
Munsch Hardt Kopf & Harr, P.C.
3800 Lincoln Plaza
500 N. Akard Street
Dallas, Texas 75201-6659
Attention:    A. Michael Hainsfurther
Telephone:    (214) 855-7567
Telecopy:    (214) 978-4356

(i)    If to the Seller or the Guarantor to:
Martin Resource Management Corporation
4200 Stone Road
Kilgore, Texas 75662
Attention:    Chris Booth
Telephone:    (903) 983-6200
Telecopy:    (903) 983-6262
with a copy to:
Strasburger & Price, LLP
901 Main Street, Suite 4400
Dallas, Texas 75202
Attention:    Carol Glendenning
Telephone:    (214) 651-4660
Telecopy:    (214) 659-4034
Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. Any Party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.
6.3    Amendments.
No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.
6.4    Waiver.
The failure of a Party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement or the Related Agreements shall be deemed or shall constitute a waiver of any other provision hereof or thereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
6.5    Headings.
The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
6.6    Nonassignability.
This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of all parties hereto; provided, however, that the Parties specifically consent to an assignment by the Buyer to an Affiliate of the Buyer.
6.7    Parties in Interest.
This Agreement shall be binding upon and inure solely to the benefit of the Parties and their successors and permitted assigns, and nothing in this Agreement, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature under or by reason of this Agreement except as provided in Article V.
6.8    Counterparts.
This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, and shall become effective when one or more counterparts have been signed by each of the Parties.
6.9    Governing Law; Consent to Jurisdiction.
This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to its conflicts of law rules. Each of the Parties agrees that any Action or Proceeding brought to enforce the rights or obligations of any Party under this Agreement shall be commenced and maintained in any court of competent jurisdiction located in Gregg County, Texas, and that any Texas State court sitting in Gregg County, Texas shall have exclusive jurisdiction over any such Action or Proceeding brought by any of the Parties. Each of the Parties further agrees that process may be served upon it by certified mail, return receipt requested, addressed as more generally provided in Section 6.2 hereof, and consents to the exercise of jurisdiction over it and its properties with respect to any Action or Proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or the enforcement of any rights under this Agreement.
6.10    Severability.
If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In such case, the Parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable so as to preserve as nearly as possible the contemplated economic effects of the transactions contemplated hereby.
6.11    Entire Agreement.
This Agreement and the exhibits and schedules hereto and the Related Agreements constitute the entire agreement among the Parties and supersede all prior agreements and understandings, oral or written, among the Parties with respect to the subject matter hereof and thereof. There are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby.
6.12    English Language.
This Agreement, the Related Agreements and all notices or other communications in connection herewith or therewith shall only be in the English language.
6.13    Brokers.
In addition to the obligations set forth in Article V hereof, each Party shall indemnify and hold the other Parties harmless from and against any agent or holder claiming by or through it for any fee or other compensation due or allegedly due that broker or agent. The obligations under this Section 6.13 shall be subject to the limitations on liability contained in Article V hereof.

ARTICLE VII
DEFINITIONS
7.1    Definitions.
As used herein, the following terms have the meanings set forth below:
“Actions or Proceedings” means any action, suit, proceeding, arbitration or any investigation or audit by any Governmental or Regulatory Authority.
“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.
“Agreement” has the meaning set forth in the preamble.
“Assets and/or Properties” of any Person means all assets and/or properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, investment assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and intellectual property.
“Assignment of Membership Interests” has the meaning set forth in Section 1.4(a).
“Books and Records” means all documents, instruments, papers, books and records and other documents of the Company, including any membership interest transfer records and minute books relating to actions by the members and the manager of the Company.
“Buyer” has the meaning set forth in the preamble.
“Buyer Indemnitees” has the meaning set forth in Section 5.1.
“Cardinal” means Cardinal Gas Storage Partners LLC, a Delaware limited liability company.
“Cardinal Category A Interests” shall mean the Category A Interests owned by the Company in Cardinal.
“Cardinal LLC Agreement” means the limited liability company agreement of Cardinal as amended to date.
“Cardinal Organizational Documents” means the Organizational Documents of Cardinal.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.).
“Claim” means any action, suit, proceeding, hearing, investigation, litigation, charge or complaint.
“Class A Interests” has the meaning set forth in the preamble.
“Class B Interests” has the meaning set forth in the preamble.
“Closing” has the meaning set forth in Section 1.3.
“Closing Date” has the meaning set forth in Section 1.3.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the preamble.
“Contest Notice” has the meaning set forth in Section 5.3(b).
“Contract” means any agreement, commitment, lease, evidence of Indebtedness, mortgage, indenture, security agreement or other contract or agreement (whether written or oral).
“Disclosing Party” has the meaning set forth in Section 4.1.
“Disclosure Schedule” means the schedules attached hereto and incorporated herein by reference of the Seller, the Guarantor, the Buyer and the Parent as appropriate in the context and as referenced throughout this Agreement.
“Effective Time” has the meaning set forth in Section 1.3.
“Environmental Laws” means any applicable federal, state or local law, statute, rule, regulation, ordinance or judicial or administrative decision or interpretation in effect on the date of this Agreement relating to the environment, human health or safety, pollution or other environmental degradation or Hazardous Materials, specifically including, without limitation, CERCLA 42 USC §9601 et seq., RCRA 42 USC 6901 et seq., CAA 42 USC § 7401 et seq., CWA 33 USCA § 1251 to 1387 and TSCA 15 USCA § 2601 to 2695d.
“Environmental Permit” means any permit, approval, consent, identification number, certificate, registration, license or other authorization required under any Environmental Law.
“GAAP” means United States generally accepted accounting principles consistently applied (as such term is used in the American Institute of Certified Public Accountants Professional Standards).
“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.
“Guarantor” has the meaning set forth in the preamble.
“Guarantor Financial Statements” has the meaning set forth in Section 2.18(a).
“Hazardous Materials” means (a) petroleum or petroleum products, fractions, derivatives or additives, natural or synthetic gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, radioactive materials and radon gas, (b) any substances defined as or included in the definition of “hazardous wastes,” “hazardous materials,” “hazardous substances,” “extremely hazardous substances,” “restricted hazardous wastes,” “special wastes,” “toxic substances,” toxic chemicals or “toxic pollutants,” “contaminants” or “pollutants” or words of similar import under any Environmental Law, (c) radioactive materials, substances and waste, and radiation, and (d) any other substance exposure to which is regulated under any Environmental Law or could give rise to Liability under common law.
“Indebtedness” of any Person means any obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, indentures or similar instruments, (c) for the deferred purchase price of goods and services (other than trade payables incurred in the ordinary course of business), (d) under capital leases and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.
“Indemnifying Party” has the meaning set forth in Section 5.3(a).
“Indemnitee” has the meaning set forth in Section 5.3(a).
“Knowledge of the Seller,” “the Seller’s Knowledge,” “Known to the Seller,” or other like words mean the knowledge of Ruben S. Martin, Stephen W. Martin, Robert D. Bondurant, Randall L. Tauscher, Chris Booth and Karen Yost, after due inquiry.
“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements in effect on the date of this Agreement having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.
“Liabilities” means all Indebtedness, Claims, legal proceedings, obligations, duties, warranties or liabilities, including, without limitation, STRICT LIABILITY, of any nature (including any undisclosed, unfixed, unknown, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liabilities), regardless of whether any such Indebtedness, Claims, legal proceedings, obligations, duties, warranties or liabilities would be required to be disclosed on a balance sheet prepared in accordance with GAAP or is known as of the Closing.
“Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Person.
“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claims, levy, charge, option, right of first refusal, indenture, deed of trust, easement, right-of-way, restriction, encroachment, license, lease, permit, security agreement or other encumbrance of any kind and other restrictions or limitations on the use or ownership of real or personal property or irregularities in title thereto or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.
“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company dated September 7, 2011.
“Loss” or “Losses” means any loss, damage, injury, harm, detriment, Liability, diminution in value, exposure, claim, demand, proceeding, settlement, judgment, award, punitive damage award, fine, penalty, fee, charge, cost or expense (including, without limitation, reasonable costs of attempting to avoid or in opposing the imposition thereof, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors).
“Material Adverse Effect” means with respect any Person, material adverse changes in or effects on the business, assets, financial condition, or results of operations of such Person.
“Membership Interests” has the meaning set forth in the preamble.
“MMLP Partnership Amendment” has the meaning set forth in Section 1.5(c).
“Notice of Claim” has the meaning set forth in Section 5.3(a).
“Notice of Liability” has the meaning set forth in Section 5.3(b).
“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).
“Organizational Documents” means (i) in the case of any Person organized as a corporation, the certificate or articles of incorporation of such corporation (or, if applicable, the memorandum and articles of association of such corporation) and bylaws, as amended from time to time, (ii) in the case of any Person organized as a limited liability company, the certificate of formation or organization and the limited liability company agreement, operating agreement or regulations of such limited liability company, as amended from time to time, (iii) in the case of any Person organized as a limited partnership, the certificate of limited partnership and partnership agreement of such limited partnership and (iv) in the case of any other Person, all constitutive or organizational documents of such Person which address all matters relating to the business and affairs of such Person similar to the matters addressed by the documents referred to in clauses (i) through (iii) above in the case of Persons organized as corporations, limited liability companies or limited partnerships.
“Parent” has the meaning set forth in the preamble.
“Parties” means the parties to this Agreement.
“Permitted Lien” means, with respect to a membership interest in a limited liability company, (i) transfer restrictions imposed thereon by applicable U.S. securities laws, and (ii) all existing and future transfer restrictions and rights of first refusal, purchase option or any other restrictions that are imposed by the terms of the respective Organizational Documents of the limited liability company.
“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.
“Post-Closing Liabilities” means (a) any obligations or Liabilities that initially occur and are attributable solely to the period after Closing (and that do not relate to or arise out of any breach of any representation of the Seller or the Guarantor hereunder) in respect of the Membership Interests sold to the Buyer hereunder, and (b) any obligations or Liabilities that pertain to the ownership of the Membership Interests by the Buyer arising from any acts, omissions, events, conditions or circumstances that initially occur and are solely attributable to the period after the Closing.
“Pre-Closing Liabilities” means all Liabilities of the Seller, whether or not disclosed to the Buyer, that, directly or indirectly, relate to, result from or arise out of, facts, conduct, conditions or circumstances in existence on or before the Closing Date.
“Purchase Price” has the meaning set forth in Section 1.2.
“Purchase Price Reimbursement Agreement” has the meaning set forth in Section 1.4(c).
“Receiving Party” has the meaning set forth in Section 4.1.
“Related Agreements” means the Assignment of Membership Interests, the Purchase Price Reimbursement Agreement, the MMLP Partnership Amendment, the Second Amended LLC Agreement and any other agreement, certificate or similar document executed pursuant to this Agreement.
“Second Amended LLC Agreement” has the meaning set forth in Section 1.5(d).
“Securities Act” has the meaning set forth in Section 3.6.
“Seller” has the meaning set forth in the preamble.
“Seller Indemnitees” has the meaning set forth in Section 5.2.
“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person. For the avoidance of doubt, Cardinal shall not be deemed to be a Subsidiary of the Company.
“Tax Dispute” has the meaning set forth in Section 4.2(b).
“Tax Returns” means all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.
“Taxes” means any and all taxes, fees, levies, duties, tariffs, import and other charges imposed by any taxing authority, together with any related interest, penalties or other additions to tax, or additional amounts imposed by any taxing authority, and without limiting the generality of the foregoing, shall include net income taxes, alternative or add-on minimum taxes, gross income taxes, gross receipts taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, franchise taxes, profits taxes, license taxes, transfer taxes, recording taxes, escheat taxes, withholding taxes, payroll taxes, employment taxes, excise taxes, severance taxes, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profit taxes, environmental taxes, custom duty taxes or other governmental fees or other like assessments or charges of any kind whatsoever.
7.2    Other Terms.
Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.
7.3    Other Definitional Provisions.
(a)    The words “hereof,” “herein” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular provision of this Agreement.
(b)    The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. The terms defined in the neuter or masculine gender shall include the feminine, neuter and masculine genders, unless the context clearly indicates otherwise.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK – SIGNATURE PAGE FOLLOWS]

This Agreement has been duly executed and delivered by the Parties on the date first above written to be effective as of the Effective Time.
BUYER:

MARTIN OPERATING PARTNERSHIP L.P.

By: Martin Operating GP LLC, its general partner

By: Martin Midstream Partners L.P., its sole member

By: Martin Midstream GP LLC, its general partner

By: /s/ Robert D. Bondurant
Name:    Robert D. Bondurant
Title:    Executive Vice President

SELLER:

MARTIN UNDERGROUND STORAGE, INC.

By: /s/ Robert D. Bondurant
Name:    Robert D. Bondurant
Title:    Executive Vice President

GUARANTOR:

MARTIN RESOURCE MANAGEMENT CORPORATION

By: /s/ Robert D. Bondurant
Name:    Robert D. Bondurant
Title:    Executive Vice President

PARENT:

MARTIN MIDSTREAM PARTNERS L.P.

By:    Martin Midstream GP LLC, its general partner

By: /s/ Robert D. Bondurant
Name:    Robert D. Bondurant
Title:    Executive Vice President

1